Ernst & Young LLP
1300 Huntington Building
925 Euclid Avenue
Cleveland, Ohio 44115-1405
Phone: 216-861-5000

The Shareholders and Board of Directors
of Fairport Midwest Growth Fund, Fairport Growth and Income Fund and Fairport Government
Securities Fund of the Fairport Funds

In planning and performing our audit of the financial statements of Fairport Midwest Growth Fund, Fairport Growth and Income Fund, and Fairport Government Securities Fund of the Fairport Funds (the "Funds") for the year ended October 31, 1996, we considered the Funds' internal control structure, including procedures for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on the internal control structure.

The management of Fairport Midwest Growth Fund, Fairport Growth & Income Fund, and Fairport Government Securities Fund of the Fairport Funds is responsible for establishing and maintaining a system of internal accounting control. In fulfilling this responsibility, estimates and judgements by management are required to assess the expected benefits and related costs of internal control structure policies and procedures. Two of the objectives of an internal control structure are to provide management with reasonable, but not absolute, assurance that assets are safeguarded against loss from unauthorized use of disposition and that transactions are executed in accordance with management's authorization and recorded properly to permit preparation of financial statements in conformity with generally accepted accounting principles.

Because of the inherent limitations in any system of internal control structure, errors or irregularities may occur and may not be detected. Also, projection of any evaluation of the structure to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of the internal control structure would not necessarily disclose all matters in the internal control structure that might be material weaknesses under standards established by the American Institute of Certified Public Accountants. A material weakness is a condition in which the design or operation of the specific internal control structure elements does not reduce to a relatively low level of risk that errors or irregularities in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving the internal control structure, including procedures for safeguarding securities, that we consider to be material weaknesses as defined above as of October 31, 1996.

This report is intended solely for the use of management and the Securities Exchange Commission.


Cleveland, Ohio
November 27, 1996